NTN Buzztime, Inc. Reports Second-Quarter 2016 Results

– Improves Net Loss by $1.8 million to $850,000, Compared to Second Quarter 2015 –

– Generates over $500,000 in Quarterly Cash from Operations –

CARLSBAD, Calif., August 3, 2016 — NTN Buzztime, Inc. (NYSE MKT: NTN), reported financial results for the second quarter ended June 30, 2016.

“We are making progress on a number of fronts, most importantly, our primary focus of menu and payment at Buffalo Wild Wings,” said Ram Krishnan, NTN Buzztime CEO. “Deployment has been smooth, and we are very encouraged by our market testing at 15 stores. We believe we are achieving the desired guest entertainment and satisfaction as well as providing the operational insights through our data platform. In addition, we continue to advance strategic partnerships with the Washington Redskins, Fanduel and others that we expect to cultivate and then emulate in other advertising opportunities.”

“As projected, the first half of this year has been a building period. During the second quarter, new site growth was outweighed by attrition from our classic playmaker sites and related to Gen II hardware. However, sequentially revenue was relatively flat, average revenue per unit increased and gross margins improved. Our rigor on investment choices and cost management programs improved net loss, yielded positive EBITDA and generated over $500,000 in quarterly cash from operations. Furthermore, to drive future sales to independents and small chains, we formed a distribution partnership with Digital Dining that sells primarily to smaller venues and through a dealer network reaching 50,000 hospitality customers. We are excited about all of these opportunities that we expect to grow long-term shareholder value.”

Financial Results for the Second-Quarter Ended June 30, 2016

Total revenues were $5.4 million for the second quarter of 2016, compared to $5.5 million for the first quarter of 2016 and $6.2 million for the second quarter of 2015 primarily reflecting lower sales-type lease arrangements. Second quarter 2016 direct costs were $1.8 million, down from $3.4 million for the same period in 2015 due to the lower sales-type lease revenue levels as well as improved production costs and lower scrap and repair costs. As a result, gross margin increased to 66%, up from 45% in the prior year quarter. Selling, general and administrative expenses decreased to $4.2 million from $4.9 million for the same period in 2015 reflecting a leaner company structure. Net loss was $850,000, or $0.46 per share, which improved from $2.6 million, or $1.43 per share, for the second quarter of 2015. EBITDA was $38,000, which improved from an EBITDA loss of $1.7 million in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive for the second quarter of 2016, EBITDA may not be positive for the third quarter of 2016 or future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Metric Review for the Quarter Ended June 30, 2016

The site count was 2,859 venues and, as expected, decreased compared to 2,903 as of March 31, 2016. Management anticipates the net count will continue to fluctuate. As of June 30, 2016, BEOND platform installations increased to 1,922 locations, or 67% of the installed base, compared to 1,879, or 65% of the installed base, as of March 31, 2016.

Liquidity

Cash and cash equivalents were $3.6 million at June 30, 2016, compared to $3.2 million as of December 31, 2015. This includes positive cash flow from operating activities of $13,000 during that six-month period, and over $500,000 in the second quarter of 2016.

Conference Call

Management will review the results on a conference call with a live question and answer session today, August 3, 2016, at 4:30 p.m. ET. To access the call, please use passcode 53413626 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company's website at http://www.buzztime.com. The replay of the call will be available until August 10, 2016.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our growth plans, product performance, delivery of menu and payment technology, operational efficiencies, guest experience, and additional revenue streams. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

2

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value amount)

ASSETS	June 30, 2016	December 31, 2015
Current Assets:
Cash and cash equivalents	$3,571	$3,223
Accounts receivable, net	641	919
Site equipment to be installed	2,985	3,990
Prepaid expenses and other current assets	1,027	978
Total current assets	8,224	9,110

Fixed assets, net	3,511	3,915
Software development costs, net	904	943
Deferred costs	1,188	1,328
Goodwill	973	909
Intangible assets, net	54	79
Other assets	102	124

Total assets	$14,956	$16,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$379	$211
Accrued compensation	821	1,024
Accrued expenses	529	670
Sales taxes payable	114	192
Income taxes payable	13	22
Current portion of long-term debt	3,014	1,072
Current portion of obligations under capital leases	75	78
Current portion of deferred revenue	1,353	1,214
Other current liabilities	284	639
Total current liabilities	6,582	5,122

Long-term debt	5,227	6,366
Obligations under capital leases	120	138
Deferred revenue	279	393
Deferred rent	460	541
Other liabilities	4	—
Total liabilities	12,672	12,560

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 shares issued and outstanding at June 30, 2016 and December 31, 2015	1	1
Common stock, $0.005 par value, 168,000 shares authorized at June 30, 2016 and December 31, 2015; 1,849 shares issued and outstanding at June 30, 2016 and December 31, 2015	9	9
Treasury stock, at cost, 10 shares at June 30, 2016 and December 31, 2015	(456)	(456)
Additional paid-in capital	129,429	129,209
Accumulated deficit	(126,986)	(125,087)
Accumulated other comprehensive income	287	172
Total shareholders’ equity	2,284	3,848
Total liabilities and shareholders’ equity	$14,956	$16,408

3

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues
Subscription revenue	$4,355	$4,202	$8,729	$8,402
Sales-type lease revenue	301	1,251	697	2,091
Other revenue	751	740	1,463	1,426
Total revenues	5,407	6,193	10,889	11,919

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,840	3,379	3,876	6,028
Selling, general and administrative	4,153	4,868	8,353	10,030
Impairment of capitalized software	—	295	—	295
Depreciation and amortization (excluding depreciation and amortization included in direct costs	110	123	224	244
Total operating expenses	6,103	8,665	12,453	16,597
Operating loss	(696)	(2,472)	(1,564)	(4,678)
Other expense, net	(149)	(139)	(303)	(182)
Loss before income taxes	(845)	(2,611)	(1,867)	(4,860)
Provision for income taxes	(5)	(14)	(24)	(28)
Net loss	$(850)	$(2,625)	$(1,891)	$(4,888)

Net loss per common share – basic and diluted	$(0.46)	$(1.43)	$(1.03)	$(2.66)

Weighted average shares outstanding – basic and diluted	1,839	1,838	1,839	1,838

Comprehensive loss:
Net loss	$(850)	$(2,625)	$(1,891)	$(4,888)
Foreign currency translations adjustment	2	42	115	(111)
Total comprehensive loss	$(848)	$(2,583)	$(1,776)	$(4,999)

4

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six months ended June 30,
	2016	2015
Cash flows provided by (used in) operating activities:
Net loss	$(1,891)	$(4,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,487	1,421
Provision for doubtful accounts	24	12
Excess and obsolete site equipment to be installed expense	27	607
Stock-based compensation	223	218
Amortization of debt issuance costs	18	4
Issuance of common stock to consultant in lieu of cash payment	—	1
Impairment of capitalized software	—	295
Loss from disposition of equipment	6	5
Changes in assets and liabilities:
Accounts receivable	254	1,626
Site equipment to be installed	265	388
Prepaid expenses and other liabilities	131	67
Accounts payable and accrued expenses	(254)	(251)
Income taxes payable	(10)	(27)
Deferred costs	141	(207)
Deferred revenue	27	—
Deferred rent	(81)	(72)
Other liabilities	(354)	(334)
Net cash provided by (used in) operating activities	13	(1,135)

Cash flows used in investing activities:
Capital expenditures	(291)	(445)
Software development expenditures	(175)	(379)
Proceeds from the sale of equipment	—	9
Net cash used in investing activities	(466)	(815)

Cash flows provided by financing activities:
Proceeds from long-term debt	2,114	4,574
Payment on long-term debt	(1,311)	(4,267)
Debit issuance costs of long-term deb	(2)	(81)
Principal payments on capital lease	(42)	(23)
Payment to cashed-out stockholders in connection with reverse/forward stock split	(3)	—
Payment of preferred stockholder dividends	(8)	—
Proceeds from exercise of stock options	—	1
Net cash provided by investing activities	748	204

Net increase (decrease) in cash and cash equivalents	295	(1,746)
Effect of exchange rate on cash	53	(48)
Cash and cash equivalents at beginning of period	3,223	7,185
Cash and cash equivalents at end of period	3,571	5,391

5

Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net loss per GAAP	$(850)	$(2,625)	$(1,891)	$(4,888)
Interest expense, net	153	182	280	284
Income tax provision	5	14	24	28
Depreciation and amortization	730	720	1,487	1,421
Total EBITDA	$38	$(1,709)	$(100)	$(3,155)

6